


                                                                                          EXHIBIT 11.1

                                        HARCOURT GENERAL, INC.

Computation of the weighted average number of shares outstanding used in determining primary and fully diluted earnings per share:

(In thousands)                                  Six Months       Three Months
                                              Ended April 30,   Ended April 30,
                                                1997     1996     1997     1996


PRIMARY

1.    Weighted average number of common
      shares outstanding                      70,874   71,636   70,740   71,445

2.    Assumed conversion of Series A
      Cumulative Convertible Stock             1,255    1,312    1,252    1,307

3.    Assumed exercise of certain stock
      options based on average market
      value                                      103      207       89      197

4.    Weighted average number of shares
      used in primary per share
      computations                            72,232   73,155   72,081   72,949

FULLY DILUTED (A)

1.    Weighted average number of common
      shares outstanding                      70,874   71,636   70,740   71,445

2.    Assumed conversion of Series A
      Cumulative Convertible Stock             1,255    1,312    1,252    1,307

3.    Assumed exercise of all dilutive
      options based on higher of
      average or closing market value            103      208       89      200

4.    Weighted average number of shares
      used in fully diluted per share
      computations                            72,232   73,156   72,081   72,952





(A)   This calculation  is submitted in  accordance with Securities  Exchange Act of  1934 Release No.
      9083 although  not required  by Footnote  2 to  Paragraph 14 of  APB Opinion  No. 15  because it results in dilution of less than 3%.